Filed Pursuant to

Rule 424(b)(3)

File No. 333-179682

FUSE SCIENCE, INC.

SUPPLEMENT NO. 1

TO

PROSPECTUS DATED JULY 3, 2012

On September 5, 2012, the Board of Directors of Fuse Science, Inc. (the “Company”) extended the expiration date of the Company’s presently outstanding Series B Warrants (which were originally issued in the February 2012 Financing) from September 9, 2012 to September 21, 2012 and lowered the current $.13 exercise price of the Series B Warrants to $.11. In addition, for each presently outstanding Series B Warrant exercised by a holder on or before September 21, 2012, the Company will extend the expiration date of one (1) additional presently outstanding unexercised Series B Warrant held by such holder (if any) to November 9, 2012.

Dated:	September 5, 2012

Miami Lakes, Florida